EXHIBIT 99.1

INDEPENDENT ACCOUNTANT’S REPORT
ON APPLYING AGREED-UPON PROCEDURES

MZT Holdings, Inc.:

We have performed the procedures enumerated below, which were agreed to by MZT Holdings, Inc. (the “Company”), solely to assist you with respect to the Resources and Claims Statement of MZT Holdings, Inc. as of June 30, 2008.  The Company’s management is responsible for the Company’s accounting records. This agreed-upon procedures engagement was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and in a manner agreed-upon by the Company and us. The sufficiency of these procedures is solely the responsibility of the Company.  Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.

Our procedures and findings are as follows:

1)	Cash – confirm cash and reconcile each account at June 30, 2008.

Procedures and findings: We confirmed the Company’s cash in bank accounts and reconciled cash, including verifying outstanding checks as June 30, 2008.  Our work included a review of the Company’s June 30, 2008 bank reconciliation to verify the amount of outstanding checks.  No exceptions were found.

2)	Sales Escrow – confirm funding and balance June 30, 2008.

Procedures and findings: We confirmed the balance, including accrued interest income, of the Sale Escrow and the balance at June 30, 2008.  No exceptions were found.

3)	Claims – identify and quantify claims of creditors.

Procedures and findings:  Management provided a list of all claims against the assets of the Company as of June 30, 2008.  We have reviewed that list and compared it to checks that have cleared the Company’s bank since June 30, 2008, certain invoices and other documents. No exceptions were found.

We were not engaged to, and did not, conduct an audit, the objective of which would be the expression of an opinion on the Company’s accounting records. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

This report is intended solely for the information and use of the Company and its shareholders and is not intended to be and should not be used by anyone other than those specified parties.

Baker, O’Connor, LLC
Foxboro, MA
August 11, 2008

MZT Holdings, Inc.
Resources and Claims Statement
As of June 30, 2008

Resources

Cash	$12,514,085

Sale escrow	100,743

Future Asset Purchase Consideration	—

Total resources	12,614,827

Claims, net of refunds and reimbursements	111,940

Net resources available for future wind-down costs and distributions to shareholders	$12,502,887